Exhibit 10.6
EXECUTION COPY
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
          This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of September 12, 2008 (the “First Amendment”), is entered into by and among INTERSTATE BAKERIES CORPORATION, a Delaware corporation (“Parent Borrower”), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, each of the direct and indirect subsidiaries of the Parent Borrower party to the Credit Agreement (as defined below) (each individually a “Subsidiary Borrower” and collectively the “Subsidiary Borrowers”; and together with the Parent Borrower, the “Borrowers”), each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), and each of the other commercial banks, finance companies, insurance companies or other financial institutions or funds from time to time party to the Credit Agreement (together with JPMCB, the “Lenders”), JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders, and JPMORGAN CHASE BANK, N.A., a national banking association, as collateral agent (the “Collateral Agent”) for the Lenders.
WITNESSETH:
          WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Revolving Credit Agreement, dated as of May 9, 2008 (the “Credit Agreement”), pursuant to which the Lenders have made available to the Borrowers a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $249,726,753.69;
          WHEREAS, the Borrowers have requested that the Lenders amend and supplement the Credit Agreement to reflect certain modifications to the Credit Agreement including an increase in the amount of the Total Tranche B Commitment and an extension of the Maturity Date of the Credit Agreement to February 9, 2009; and
          WHEREAS, the Lenders have agreed to amend and supplement the Credit Agreement to reflect certain modifications to the Credit Agreement;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Definitions. Capitalized terms used and not otherwise defined in this First Amendment are used as defined in the Credit Agreement.
     Section 2. Amendments to Credit Agreement. Subject to the conditions set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:
     2.1 The third clause of the introductory statement of the Credit Agreement is hereby amended by deleting the amount “$249,726,753.69” and substituting therefor the phrase “$312,955,998.02, subject to a $16,000,000 increase in the then current Total Commitment pursuant to Section 2.2 of this Agreement.”
     2.2 The first sentence of the definition of “Adjusted LIBOR Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) 3.25% and (b) the quotient of (i) the LIBOR Rate in effect for such Interest Period divided by (ii) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.
     2.3 The first sentence of the definition of “Alternate Base Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) 4.25%, (b) the Prime Rate in effect on such day, (c) the Base CD Rate in effect on such day plus 1% and (d) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.
     2.4 Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in proper alphabetical order:
“First Amendment” shall mean that certain First Amendment to Second Amended and Restated Revolving Credit Agreement dated as of September 12, 2008 by and among the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent.
“Funding Percentage” shall mean, (a) with respect to each Tranche A Lender, the percentage obtained by dividing its Commitment as of September 12, 2008 by the Total Commitment as of September 12, 2008, provided that at any time when the Tranche A Usage equals the Total Tranche A Commitment, the percentage shall be zero, and (b) with respect to each Tranche B Lender, the percentage obtained by subtracting the aggregate of all of the Tranche A Lenders’ Funding Percentages from 100 percent, allocated pro rata among the Tranche B Lenders.
A Lender’s Funding Percentage with respect to each Letter of Credit shall be determined as of or based upon such Lender’s Funding Percentage on the date of issuance of such Letter of Credit.
     2.5 The definition of “Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended by deleting the date “September 30, 2008” and substituting therefor the date “February 9, 2009.”

     2.6 The definition of “Orders” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Orders” shall mean, collectively, (i) the Interim Order, (ii) the Amendment Order, (iii) the Final Order, (iv) the Final Order Authorizing Debtors to Enter into the Eighth Amendment to Revolving Credit Agreement entered by the Bankruptcy Court on August 23, 2006, (v) the Final Order Authorizing Debtors to Enter into Amended and Restated Revolving Credit Agreement entered by the Bankruptcy Court on February 16, 2007, (vi) the Order Authorizing Debtors to Enter into Third Amendment to Amended and Restated Revolving Credit Agreement entered by the Bankruptcy Court on December 19, 2007, and (vii) the Order Authorizing Debtors to Enter into First Amendment to Second Amended and Restated Revolving Credit Agreement entered by the Bankruptcy Court on September 12, 2008.
     2.7 The definition of “Real Property Component” in Section 1.1 of the Credit Agreement is hereby amended by (a) deleting the amount “$150,000,000” and substituting therefor the amount “$225,000,000” and (b) adding a new sentence at the end thereof which shall read as follows: “The then current Real Property Component shall be increased by $16,000,000 upon satisfaction of the conditions to the increase in the Total Commitment set forth in Section 2.2(a).”
     2.8 Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) Each Lender severally and not jointly with the other Lenders agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each a “Loan” and collectively, the “Loans”) to the Borrowers at any time and from time to time during the period commencing on the date hereof and ending on the Termination Date (or the earlier date of termination of the Total Commitment) in an aggregate principal amount not to exceed, when added to such Lender’s Funding Percentage of the then aggregate Letter of Credit Outstandings, the Commitment of such Lender, which Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.
     2.9 Section 2.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) Each Borrowing shall be made as follows: (i) an amount equal to the Funding Percentage of such Borrowing shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Commitments and shall at all times be deemed to be Tranche A Usage and (ii) an amount equal to the Funding Percentage of such Borrowing shall be made by the Tranche B Lenders pro rata in accordance with their respective Tranche B Commitments and shall at all times be deemed to be Tranche B Usage; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve the other Lenders of their obligations to lend. The immediately preceding sentence is subject in all respects to the limit on each Lender’s obligation to make Loans under Section 2.1(a).
     2.10 Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) Subject to the terms, conditions and covenants hereof, the Total Commitment in the amount of $312,995,998.02 (as of the date of the First Amendment and subject to reduction pursuant to the terms of this Agreement) shall be available to the Borrowers (subject to compliance with the Borrowing Base and the terms, conditions and covenants in this Agreement). On January 10, 2009, the Total Commitment shall be increased by $16,000,000 upon satisfaction of each of the following conditions: (x) the Borrowers shall have delivered on such date a statement certified by a Financial Officer of each of the Borrowers certifying that as of January 10, 2009 the conditions set forth in Section 4.2(b) through (f) are satisfied, (y) the Borrowers shall be diligently pursuing confirmation of a Reorganization Plan (as reasonably determined by the Administrative Agent in consultation with the Lenders) and (z) the Borrowers shall have paid to the Administrative Agent, for the ratable benefit of the Tranche B Lenders, a fee in the amount of $800,000.
     2.11 Section 2.3(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(e) Immediately upon the issuance of any Letter of Credit by any Fronting Bank, such Fronting Bank shall be deemed to have sold to each Lender other than such Fronting Bank and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Funding Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement with respect thereto. Upon any change in the Commitments pursuant to Sections 2.10 or 9.3, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Funding Percentages of the assigning and assignee Lenders. Any action taken or omitted by a Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Fronting Bank any resulting liability to any other Lender.
     2.12 Section 2.3(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(f) In the event that a Fronting Bank makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to such Fronting Bank pursuant to this Section, the Fronting Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Fronting Bank the amount of such Lender’s Funding Percentage of such unreimbursed payment in Dollars and in same day funds. If the Fronting Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 11:00 a.m. (New York City time) on any Business Day, such Lenders shall make available to the Fronting Bank such Lender’s Funding Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Funding Percentage of the amount of such payment available to the Fronting Bank, such Lender agrees to pay to such Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Fronting Bank at the Federal Funds Effective Rate. The failure of any Lender to make available to the Fronting Bank its Funding Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Bank its Funding Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to such Fronting Bank such other Lender’s Funding Percentage of any such payment. Whenever a Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, such Fronting Bank shall pay to each Lender which has paid its Funding Percentage thereof, in Dollars and in same day funds, an amount equal to such Lender’s Funding Percentage thereof.
     2.13 Section 2.6(b) of the Credit Agreement is hereby amended by deleting the first reference to “12:00 p.m.” and substituting therefor “11:00 a.m.”
     2.14 Section 2.13(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) Upon the receipt of the Net Proceeds by any of the Borrowers or their Subsidiaries from any Asset Sales, the Borrowers shall, jointly and severally, apply such Net Proceeds as follows: first, to repay the then outstanding Loans that constitute Tranche A Usage; second, to deposit an amount in the Letter of Credit Account up to 105% of the then Letter of Credit Outstandings that constitute Tranche A Usage; third to repay the then outstanding Loans that constitute Tranche B Usage; fourth to deposit an amount in the Letter of Credit Account up to 105% of the then Letter of Credit Outstandings that constitute Tranche B Usage; and thereafter, such Net Proceeds may be (I) deposited in the Letter of Credit Account or (II) retained by the Borrowers and invested in Permitted Investments or used for expenditures in the ordinary course of business (subject to compliance with the terms and conditions of this Agreement). The Total Tranche A Commitment shall be reduced on a pro rata basis by an amount equal to the sum of (i) the Net Proceeds of the subject Asset Sale required to be applied to repay the then outstanding Tranche A Loans and Tranche B Loans pursuant to the preceding sentence, minus (ii) the amount of Tranche A Usage that is cash collateralized by deposits in the Letter of Credit Account immediately prior to the application of such Net Proceeds, plus (iii) the Net Proceeds of the subject Asset Sale retained by the Borrowers pursuant to part (II) of the last clause of the preceding sentence. Once the Total Tranche A Commitment minus 105% of the then Letter of Credit Outstandings that constitute Tranche A Usage is equal to zero, the Total Tranche B Commitment shall be reduced on a pro rata basis by an amount equal to the sum of (i) the remaining Net Proceeds of the subject Asset Sale required to be applied to repay the then outstanding Loans, plus (ii) any remaining Net Proceeds of the subject Asset Sale retained by the Borrowers. Amounts on deposit in the Letter of Credit Account as of the date of this Agreement shall remain on deposit and shall be applied in accordance with the terms and conditions of this Agreement.
     2.15 Section 2.13(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(c) If, on any date on which Loans are outstanding, Available Cash in the concentration or sweep account(s) referred to in Section 5.7 (in accordance with the Borrowers’ cash management practices in effect on the date hereof and calculated on a daily basis after receipt of all daily deposits in such account(s)) exceeds $25,000,000, the Borrowers will provide notice thereof to the Administrative Agent within one Business Day, and within one Business Day of the date of such notice repay the Loans in an amount equal to such excess (or if less, in the amount of all outstanding Loans), as follows: first, the Borrowers shall repay the then outstanding Loans that constitute Tranche A Usage; and second, the Borrowers shall repay the then outstanding Loans that constitute Tranche B Usage. Repayments resulting solely from the application of this Section 2.13(c) shall not effect a reduction in the Total Commitment.
     2.16 The penultimate sentence of Section 2.14(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
If no Event of Default is then in existence, such prepayments shall be made as follows: (i) 24.90957148% of such prepayment shall be made to the Tranche A Lenders pro rata in accordance with their respective Tranche A Commitments and (ii) 75.09042852% of such prepayment shall be made to the Tranche B Lenders pro rata in accordance with their respective Tranche B Commitments.
     2.17 Clause (i) of Section 2.29 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) failed to fund its Funding Percentage of any Loan requested by the Borrowers or to fund its Funding Percentage of any unreimbursed payment made by the Fronting Bank, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured,
     2.18 Section 5.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) within ninety (90) days after the end of each fiscal year, consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows, showing the financial condition of the Borrowers and their Subsidiaries as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statements to be audited for the Borrowers by their current independent auditors or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified other than with respect to the Cases or a going concern qualification) and to be certified by a Financial Officer of each of the Borrowers to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP; provided, that the requirement to deliver the financial statements pursuant to this Section 5.1(a) shall be deemed to have been satisfied upon delivery of the Borrowers’ annual report on Form 10-K for such fiscal year; provided, further, that the requirement to deliver the financial statements for the Borrowers’ fiscal year 2008 pursuant to this Section 5.1(a) shall be deemed to have been satisfied upon delivery of the Borrowers’ annual report on Form 10-K for such fiscal year, as duly filed with the Securities and Exchange Commission, on or prior to October 15, 2008;
     2.19 Section 5.9 of the Credit Agreement is hereby amended by amending and restating the parenthetical at the end thereof to read as follows: “(other than any non-compliance solely with respect to (a) the ABA Pension Plan or (b) the failure to file the Borrowers’ annual report on Form 10-K for fiscal year 2008 on or prior to September 15, 2008)”.
     2.20 Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 6.4 Capital Expenditures. Each of the Borrowers will not (and will not apply to the Bankruptcy Court for authority to), and will cause each of their respective Subsidiaries not to, make Capital Expenditures during the fiscal quarters of the Borrowers set forth below, in an aggregate amount in excess of the amount specified opposite such fiscal quarters:

Maximum Capital Expenditures
Fiscal Quarter Ending	(millions)
May 31, 2008	$10

Maximum Capital Expenditures
Fiscal Quarter Ending	(millions)
August 23, 2008	$10
November 15, 2008	$15
April 4, 2009	$20
     2.21 Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 6.5 EBITDA. As of the end of each fiscal period of the Borrowers, commencing with the fiscal monthly period ending June 28, 2008, the Borrowers will not permit Consolidated EBITDA for the preceding thirteen consecutive fiscal periods ending in each case on the last day of the fiscal period listed below to be less than the respective amounts specified opposite such fiscal period:

Consolidated EBITDA
Fiscal Period Ending	(millions)
June 28, 2008	-$5
July 26, 2008	-$21
August 23, 2008	-$30
September 20, 2008	-$36
October 18, 2008	-$38
November 15, 2008	-$40
December 13, 2008	-$37.5
January 10, 2009	-$34.5
February 7, 2009	-$31.5
     2.22 Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Section 6.17 Cash Restructuring Charges. Each of the Borrowers will not (and will not apply to the Bankruptcy Court for authority to), and will cause each of their respective Subsidiaries not to, incur cash restructuring charges for the fiscal period beginning December 17, 2006 and ending February 7, 2009 in an amount in excess of $23,000,000 (calculated as the amount expensed or accrued by the Borrowers or any of their Subsidiaries during such period on account of restructuring charges that will ultimately be settled via payment in cash or cash equivalents by the Borrowers or any of their Subsidiaries). Borrowers shall provide documentation supporting such cash restructuring charges in form and substance reasonably satisfactory to the Administrative Agent concurrent with delivery of financial statements evidencing the incurrence thereof.
     2.23 Section 8.2(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 8.6, 9.5 and 9.6), the application of which is not otherwise provided for in this Agreement, shall be applied as follows: first, in accordance with each Lender’s Funding Percentage to pay accrued but unpaid Commitment Fees or Letter of Credit Fees; and second, in accordance with each Lender’s Funding Percentage to pay accrued but unpaid interest and the principal balance outstanding and all unreimbursed Letter of Credit drawings. All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.
     2.24 The last sentence of Section 8.3(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
If Tranche A Usage is zero at such time, each Tranche A Lender agrees that it shall turn over any such amounts received by it to the Administrative Agent for application to the Tranche B Usage, ratably in accordance with each Tranche B Lender’s percentage of the Total Tranche B Commitment to the extent of such amounts received by such Tranche A Lender.
     2.25 Section 8.3(b)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(i) if Tranche A Usage is not zero, it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from each Tranche A Lender, ratably in accordance with each Tranche A Lender’s percentage of the Total Tranche A Commitment, a participation in the Loans funded with the Tranche A Commitment of such Tranche A Lender to the extent of such amounts received by such Tranche B Lender; and
     2.26 Section 9.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a) No modification, amendment or waiver of any provision of this Agreement or the Security and Pledge Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of the Lender affected thereby (x) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender), or (y) reduce the principal amount of any Loan (or any unreimbursed Letter of Credit) or the rate of interest payable thereon, or extend any date for the payment of interest, principal or fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrowers’ obligations hereunder; and, provided, further, that no such modification or amendment shall without the written consent of (A) all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (ii) amend this Section 9.10 or the definition of Required Lenders or Super-majority Lenders, (iii) amend or modify the Superpriority Claim status of the Lenders contemplated by Section 2.23, or (iv) amend any provision that sets forth the priority of payment as among Tranche A Lenders and Tranche B Lenders or that concerns the relative rights in and to the proceeds of Collateral or otherwise and/or the obligations of Tranche A Lenders and Tranche B Lenders or (B) the Super-majority Lenders (i) release any material portion of the Collateral from the Liens created hereunder and under the Security and Pledge Agreement (other than with respect to asset sales permitted under Section 6.11), (ii) release any Borrower from its joint and several obligations under Section 2.7, (iii) alter the eligibility standards or amend any of the component definitions used in determining the Borrowing Base in a manner which would increase the amount of the Borrowing Base, or (iv) increase the advance rates in calculation of the Borrowing Base. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent or any Fronting Bank hereunder or any Lender in the capacity referred to in Section 6.3(v) without its prior written consent. No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 9.3(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against any Borrower unless in writing and signed by such Borrower.
     2.27 Annex A-1 and Annex A-2 to the Credit Agreement are hereby replaced in their entirety by a new Annex A-1 and Annex A-2 in the respective forms attached hereto as Exhibit A-1 and Exhibit A-2.
     Section 3. Effectiveness. The amendments contemplated by this First Amendment shall be effective on the first Business Day on which the following conditions precedent are fully satisfied:
     3.1 Supporting Documents. The Administrative Agent shall have received for each of the Borrowers:
     3.1.1 bring-down certificates (A) certifying that there were no changes, or providing the text of changes, to the Organizational Documents of such Borrower as delivered pursuant to Section 4.1(a) of the Credit Agreement and (B) to the effect that each Borrower is in good standing in its jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business;

     3.1.2 signature and incumbency certificates of the officers of such Borrower executing this First Amendment, dated as of the date of this First Amendment;
     3.1.3 duly adopted resolutions of the board of directors or similar governing body of each Borrower approving and authorizing the execution, delivery and performance of this First Amendment, certified as of the date of this First Amendment by its secretary or assistant secretary as being in full force and effect without modification or amendment; and
     3.1.4 such other documents as the Administrative Agent may reasonably request.
     3.2 Amendment Order. Not later than September 12, 2008, the Administrative Agent and the Lenders shall have received a certified copy of the amendment order (the “First Amendment Order”) in substantially the form of Exhibit B attached hereto or such other form as otherwise agreed by the Administrative Agent, the Lenders and the Borrowers and which First Amendment Order (a) shall be in full force and effect, provided that if the First Amendment Order is the subject of a pending appeal in any respect, neither the making of any Loan nor the issuance of any Letter of Credit nor the performance by any of the Borrowers of any of their obligations under the Credit Agreement as amended by this First Amendment or under the Loan Documents or under any other instrument or agreement referred to therein shall be the subject of a presently effective stay pending appeal; (b) shall approve or otherwise reaffirm the payment by the Borrowers of all of the Fees set forth in Sections 2.19, 2.20 and 2.21 of the Credit Agreement and fees set forth in Section 3.5 hereof; and (c) shall be entered with the consent or non-objection of a preponderance (as determined by the Administrative Agent in its sole discretion) of the secured creditors of any of the Borrowers under the Pre-Petition Credit Agreement.
     3.3 Loan Documents. Each Borrower, the Administrative Agent and (a) each Lender or (b) the Super-majority Lenders shall have signed a counterpart of this First Amendment (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent, provided that if all of the Lenders have not signed a counterpart of the First Amendment then each of the Borrowers and Consenting Lenders by its execution of this First Amendment shall be deemed to have consented to the actions contemplated by Section 9.10(b) of the Credit Agreement.
     3.4 Opinion of Counsel. The Administrative Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrowers, acceptable to the Administrative Agent, substantially in the form of Exhibit C.
     3.5 Payment of Fees and Expenses. The Borrowers shall have paid to the Administrative Agent: (a) for the account of each Lender voting in favor of this First Amendment, amendment fees in the following amounts (collectively, the “Amendment Fee”): (i) for each Lender, a fee of one hundred (100) basis points on the amount of such Lender’s Commitment to the extent existing immediately prior to the effectiveness of this First Amendment (but giving effect to any reduction in such Commitment amount effected by this First Amendment) and (ii) for each Tranche B Lender a fee of four hundred fifty

(450) basis points on the amount equal to (x) each Tranche B Lender’s Tranche B Commitment in effect immediately after the effectiveness of this First Amendment minus (y) each Tranche B Lender’s Tranche B Commitment in effect immediately prior to the effectiveness of this First Amendment, and (b) the then unpaid balance of all accrued and unpaid Fees due under and pursuant to: (i) the fee letter dated as of September 12, 2008 among the Borrowers, JPMCB and J.P. Morgan Securities, Inc. and (ii) the Loan Documents. The Amendment Fee will be earned and payable in full on the effective date with respect to the First Amendment.
     3.6 Closing Documents. The Administrative Agent shall have received all documents required by this First Amendment satisfactory in form and substance to the Administrative Agent in its exclusive discretion.
     Section 4. Representations and Warranties. Each Borrower represents and warrants to the Lenders that:
     4.1 After giving effect to the amendments contained herein and taking into account all prior written waivers and amendments in respect of the Credit Agreement, the representations and warranties of the Borrowers contained in Section 3 of the Credit Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent that any such representations and warranties specifically relate to an earlier date); and
     4.2 After giving effect to the amendments contained herein and taking into account all prior written waivers and amendments in respect of the Credit Agreement, (i) each Borrower is in compliance with all the terms and provisions set forth in the Credit Agreement, and (ii) no Event of Default has occurred and is continuing or would result from the execution, delivery and performance of this First Amendment.
     Section 5. Choice of Law. THIS FIRST AMENDMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND THE BANKRUPTCY CODE.
     Section 6. Full Force and Effect. Except as specifically amended hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect, and the same are hereby ratified and confirmed. No reference to this First Amendment need be made in any instrument or document at any time referring to the Credit Agreement, and a reference to the Credit Agreement in any such instrument or document shall be deemed a reference to the Credit Agreement as amended hereby.
     Section 7. Counterparts; Electronic Signatures. This First Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     Section 8. Outstanding Obligations. The Lenders acknowledge and agree that as of the effective date of this First Amendment, Total Usage under the Credit Agreement shall constitute Tranche A Usage and Tranche B Usage as set forth on Schedule 8 to this First Amendment.
     Section 9. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this First Amendment.
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          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and the year first written.

BORROWERS: INTERSTATE BAKERIES CORPORATION
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Senior Vice President, Chief Financial Officer & Treasurer

ARMOUR AND MAIN REDEVELOPMENT CORPORATION
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Treasurer

BAKER’S INN QUALITY BAKED GOODS, LLC
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Treasurer

IBC SALES CORPORATION
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Senior Vice President, Chief Financial Officer & Treasurer

IBC SERVICES, LLC
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Treasurer

IBC TRUCKING, LLC
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Treasurer

INTERSTATE BRANDS CORPORATION
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Senior Vice President, Chief Financial Officer & Treasurer

NEW ENGLAND BAKERY DISTRIBUTORS, L.L.C.
By:	/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Treasurer

LENDERS: JPMORGAN CHASE BANK, N.A. Individually and as Administrative Agent and Collateral Agent
By:	/s/ Susan E. Athens
	Name:	Susan E. Athens
	Title:	Managing Director

The Foorhill Group, Inc.
Lender name
By:	/s/ Dennis R. Ascher
	Name:	Dennis R. Ascher
	Title:	Senior Vice President

McDonnell Loan Opportunity Ltd. By: McDonnell Investment Management, LLC, as Investment Manager

By:	/s/ James R. Fellows

Name: James R. Fellows Title: Managing Director

SPCP Group, LLC, as Lender
By:	/s/ Michael A. Gatto
	Name:	Michael A. Gatto
	Title:	Authorized Signatory

SPF CDO I, LTD., as Lender
By:	/s/ Michael A. Gatto
	Name:	Michael A. Gatto
	Title:	Authorized Signatory

Monarch Master Funding Ltd.
By:	/s/ Christopher Santana
	Name:	Christopher Santana
	Title:	Managing Principal

J. P. Morgan Whitefriars Inc.
By:	/s/ Virginia R. Conway
	Name:	Virginia R. Conway
	Title:	Attorney-In-Fact

Exhibit A-1
Annex A-1 to the
Second Amended and Restated Revolving Credit Agreement
TRANCHE A COMMITMENT AMOUNTS

		Percentage of Total	Percentage of Total
	Tranche A	Tranche A	Commitment as of
Tranche A Lender	Commitment	Commitment	September 12, 2008
JPMorgan Chase Bank, N.A.	$17,323,555.13	22.22222222%	5.53546033%
The Foothill Group, Inc.	$60,632,442.89	77.77777778%	19.37411114%
Total	$77,955,998.02	100.00%	24.90957148%

Exhibit A-2
Annex A-2 to the
Second Amended and Restated Revolving Credit Agreement
TRANCHE B COMMITMENT AMOUNTS

		Percentage of Total	Percentage of Total
	Tranche B	Tranche B	Commitment as of
Tranche B Lender	Commitment[1]	Commitment	September 12, 2008
McDonnell Loan Opportunity Ltd.	$15,000,000.00	6.38297872%	4.79300608%
SPCP Group, LLC	$114,938,422.69	48.90996710%	36.72670389%
SPF CDO I, LTD.	$23,491,064.49	9.99619766%	7.50618766%
Monarch Master Funding Ltd.	$59,583,333.33	25.35460993%	19.03888525%
J.P.Morgan Whitefriars Inc.	$5,000,000.00	2.12765957%	1.59766869%
JPMorgan Chase Bank, N.A.	$16,987,179.49	7.22858702%	5.42797697%
Total	$235,000,000.00	100.00%	75.09042852%

[1]	The $16,000,000 increase in the Total Commitment, subject to the conditions set forth in Section 2.2(a) of the Credit Agreement, shall be allocated among certain of the Tranche B Lenders as follows:

		Percentage of
	Increase in Tranche	Increase in Tranche
Tranche B Lender	B Commitment	B Commitment
McDonnell Loan Opportunity Ltd.	$2,225,195.09	13.907469.34%
SPCP Group, LLC	$7,995,716.36	49.97322726%
SPF CDO I, LTD.	$1,634,161.01	10.21350630%
Monarch Master Funding Ltd.	$4,144,927.54	25.90579710%
Total	$16,000,000.00	100.00%